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                                                                     EXHIBIT 8.2



                          [LETTERHEAD OF FRIED, FRANK,
                          HARRIS, SHRIVER & JACOBSON]



                                  July 6, 1998



Humana Inc.
500 W. Main St.
Louisville, Kentucky 40202



Ladies and Gentlemen:



    We are acting as your counsel in connection with the proposed acquisition by United HealthCare Corporation ("United HealthCare") of Humana Inc. ("Humana") pursuant to the proposed merger (the "Merger") of UH-1, Inc., a wholly-owned subsidiary of United HealthCare ("Merger Subsidiary"), into Humana, with Humana surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger among Humana, United HealthCare, and Merger Subsidiary, dated as of May 27, 1998 (the "Merger Agreement").



    United HealthCare has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of United HealthCare to be issued to holders of shares of common stock of Humana in connection with the Merger. In addition, United HealthCare has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of United HealthCare and Humana referred to in the Joint Proxy Statement and set forth in certain tax representation letters from United HealthCare and Humana.



    We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.



    Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences," and in certain tax representation letters from United HealthCare and Humana, it is our opinion that the portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences" describes the principal federal income tax consequences of the Merger to United HealthCare, Humana, Merger Sub and the holders of outstanding Humana common stock. No opinion is expressed on any matters other than those specifically referred to herein.



    This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.



                                          Very truly yours,



                                          /s/ FRIED, FRANK, HARRIS, SHRIVER &
                                          JACOBSON